Exhibit 99.1
Executive Contact:
Richard Vasek
Chief Financial Officer
Rockford Corporation
(480) 517-3169
ROCKFORD CORPORATION RECEIVES NASDAQ NOTIFICATION
REGARDING LISTING DEFICIENCY
     Tempe, Ariz., May 10, 2007/PRNewswire/—Rockford Corporation (NASDAQ: ROFO announced today that on May 10, 2007, it received a written notice from the Nasdaq Stock Market that Rockford did not comply for the quarter ended March 31, 2007, with the $10 million minimum stockholders’ equity requirement established by Nasdaq Marketplace Rule 4450(a)(3) for continued inclusion on the NASDAQ Global Market.
     Nasdaq’s notice gave Rockford until May 23, 2007, to provide NASDAQ with a plan to achieve and sustain compliance with the NASDAQ Global Market listing requirements, including the minimum stockholders’ equity standard, and to indicate a time frame to resolve the listing deficiency. Rockford intends to take appropriate steps to respond to the notice. Rockford will update this public announcement promptly after it develops a definitive plan to address the deficiency and submits the plan to the Nasdaq Stock Market for consideration.
     Rockford’s response to the notice may include an application to transfer Rockford’s listing to the Nasdaq Capital Market. Rockford believes that it meets, and will continue to meet, the criteria for listing on the Nasdaq Capital Market.

About Rockford Corporation (www.rockfordcorp.com)
     Rockford is a designer, marketer and distributor of high-performance audio systems for the mobile audio aftermarket and for the OEM market. Rockford’s mobile audio products are marketed primarily under the Rockford Fosgate®, Rockford Acoustic Design™ and Lightning Audio® brand names.
     Rockford’s primary brand websites include: www.rockfordfosgate.com, www.rockfordacousticdesign.com, and www.lightningaudio.com.
Forward-looking Statement Disclosure
     We make forward-looking statements in this press release including but not limited to statements about our results of operations. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words.
     Forward-looking statements are subject to many risks and uncertainties. Rockford cautions you not to place undue reliance on these forward-looking statements, which speak only as at the date on which they are made. Actual results may differ materially from those described in our forward-looking statements. Rockford disclaims any obligation or undertaking to update these forward-looking statements to reflect changes in our expectations or changes in events, conditions, or circumstances on which our expectations are based.
     When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements identified in Rockford’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 28, 2007. The risk factors noted throughout the report, particularly those identified in the discussion in Item 1A of the report, and other risk factors that Rockford has not anticipated or discussed, could cause our actual results to differ significantly from those anticipated in our forward-looking statements.